Exhibit 4.07

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

As Issuer

And

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

formerly known as The Bank of New York Trust Company, N.A.

As Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of August 9, 2013

to

THE INDENTURE

dated as of April 11, 2007

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of August 9, 2013, between THE HARTFORD FINANCIAL SERVICES GROUP, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”) having its principal office at One Hartford Plaza, Hartford, Connecticut 06155, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association, as Trustee (herein called the “Trustee”).

WITTNESSETH

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of April 11, 2007 (the “Original Indenture,” and, together with this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of the Company’s unsecured senior debt securities in one or more series.

WHEREAS, Section 901(11) of the Original Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may, without consent of Holders, enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee to make any change that does not adversely affect the rights of any Holder in any material respect.

WHEREAS, this First Supplemental Indenture will not adversely affect the rights of any Holder in any material respect because the amendments contained in this First Supplemental Indenture will apply only to Securities of a series created pursuant to the Indenture on or after the date hereof.

WHEREAS, the Company desires, and has requested, the Trustee to join with it in entering into this First Supplemental Indenture for the purpose of amending the Original Indenture in certain respects as permitted by Section 901(11) of the Original Indenture.

WHEREAS, the entry into this First Supplemental Indenture, as required by Section 901 of the Original Indenture, has been authorized by a Board Resolution.

WHEREAS, all actions required by the Company to be taken in order to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, have been taken and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 101. Relation to Original Indenture

(a) This First Supplemental Indenture shall constitute an integral part of the Original Indenture.

Section 102. Definitions. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Original Indenture;

(b) Terms defined both herein and in the Original Indenture shall have the meanings assigned to them herein.

ARTICLE 2

AMENDMENTS TO THE INDENTURE

For all Securities of a series created pursuant to the Original Indenture on or after the date hereof, the Original Indenture is hereby amended as follows:

Section 201. Amendments to Section 101. The following changes are made to Section 101 of the Original Indenture:

(a)	The defined term “Consolidated Net Tangible Assets” shall be deleted in its entirety.

(b)	Immediately preceding the defined term “Dollar”, the following shall be inserted:

“Designated Subsidiary” means Hartford Fire Insurance Company.

(c)	Immediately preceding the defined term “Paying Agent”, the following shall be inserted:

“Outstanding Covered Securities” means Outstanding Securities of a series created pursuant to the Indenture on or after August 9, 2013, unless in or pursuant to the Board Resolution and in the related Officers’ Certificate or in the supplemental indenture hereto pursuant to which a series of Outstanding Securities is established, it is provided that such series shall not be deemed to be Outstanding Covered Securities.

(d)	The defined term “Preferred Stock” shall be deleted in its entirety.

Section 202. Amendment to Section 1008. Section 1008 of the Original Indenture shall be deleted, and amended and restated in its entirety to read as follows:

“Section 1008. Limitation on Liens on Voting Stock of Designated Subsidiary. The Company will not, and will not permit any Subsidiary to create, directly or indirectly, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the Voting Stock of the Designated Subsidiary unless the Outstanding Covered Securities (together with such other indebtedness of the Company then existing or thereafter created which is not subordinate to the Outstanding Covered Securities as the Company may

elect in its discretion) shall be secured equally and ratably with (or prior to) such secured indebtedness for money borrowed so long as such secured indebtedness for money borrowed shall be outstanding. This Section 1008 shall not prevent or restrict the sale or other disposition of the Company’s interests in the Designated Subsidiary, including by means of the sale or disposition of the Voting Stock. For purposes of this Section, “Voting Stock” means stock of the Designated Subsidiary which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.”

ARTICLE 3

MISCELLANEOUS

Section 301. Effect of First Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by each of the Company and the Trustee, the Original Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes.

Section 302. Confirmation of Indenture. The Original Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. This First Supplemental Indenture constitutes an integral part of the Indenture. In the event of a conflict between the terms and conditions of the Original Indenture and the terms and conditions of this First Supplemental Indenture, the terms and conditions of this First Supplemental Indenture shall prevail.

Section 303. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 304. Separability. In case any provision contained in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 305. Effect of Headings. The titles and headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 306. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 307. Trustee. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The statements and recitals herein are deemed to be those of the Company and not of the Trustee.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

THE HARTFORD FINANCIAL SERVICES GROUP, INC. as Issuer

By:	/s/ ROBERT PAIANO
	Name:	Robert Paiano
	Title:	Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:	/s/ R. TARNAS
Name: R. Tarnas
Title: Vice President

5